Exhibit 99.1

CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
Press: Sean Leous (212) 850-5600

FOR IMMEDIATE RELEASE

Thursday, May 3, 2007

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS

•	Cautious optimism about recovery of Contract Therapy Business
•	Early achievement of promised Symphony acquisition cost savings
•	Mature Freestanding Hospitals achieve combined earnings and revenue targets
•	Continued challenges in Hospital Rehabilitation Services

ST. LOUIS, MO, May 3, 2007--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter ended March 31, 2007. Comparative results for the quarter follow.

	Quarter Ended
Amounts in millions, except per share data	March 31,
	2007	2006
Consolidated Operating Revenues	$184.0	$121.7
Consolidated Operating Earnings	5.5	3.9
Consolidated Net Earnings (Loss) (a)	2.0	(0.6)
Consolidated Diluted Earnings (Loss) per Share	0.12	(0.03)

Contract Therapy Operating Revenues	102.8	57.4
Contract Therapy Operating Earnings (Loss)	(2.2)	(1.3)

HRS Inpatient Operating Revenues	32.1	33.6
HRS Outpatient Operating Revenues	11.2	12.9
HRS Operating Revenues	43.3	46.5
HRS Operating Earnings	5.2	5.5

Freestanding Hospitals Operating Revenues	26.0	15.2
Freestanding Hospitals Operating Earnings (Loss)	1.9	(0.3)

Other Healthcare Services Operating Revenues	12.1	2.7
Other Healthcare Services Operating Earnings	0.7	—

Equity in Net Income (Loss) of Affiliates (a)	—	(2.8)

(a)	Includes an after tax loss on RehabCare’s equity investment in InteliStaf of $2.8 million in the quarter ended March 31, 2006.

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 2

John H. Short, Ph.D., president and chief executive officer, commented, “During the first quarter, we continued our emphasis on operations, integrating our major acquisition of last year, leveraging general and administrative costs and paying down debt. For our Contract Therapy division, we had a decline in our performance in January at the height of our integration activity. We started to see recovery in February, and the recovery further strengthened in March. Our Freestanding Hospital division is performing well and meeting our expectations. Furthermore, we leveraged corporate expenses well and, in a quarter that historically does not produce strong cash from operations, we generated almost $9 million, driven by a five day reduction in DSOs. With the additional cash, we were able to pay down debt and enhance our financial position.”

Dr. Short continued, “As we anticipated, our Contract Therapy division is still experiencing the inefficiencies and reduced productivity related to integration, as we continue to roll out our point of service technology in our RehabWorks units. However, we believe that we have passed the period of greatest disruption in that division. I am also pleased to report that in the quarter we realized annualized net cost savings of $12.3 million from Symphony integration activities, which is within the range of our original estimate and ahead of our timetable. Hospital Rehabilitation Services division revenues were down year-over-year as a result of fewer units under management. We also experienced lower than expected productivity and higher labor costs in our outpatient segment which negatively impacted our margins in the quarter. These costs were partially offset by improved leverage in selling, general and administrative expenses for the division.”

Dr. Short added, “The performance of our Freestanding Hospitals division continues to validate our investment in our continuum market strategy. We experienced robust same store growth in that division and are benefiting from the resulting operating leverage. Without material start-up costs in the quarter, we began to see a level of profitability from this segment that we believe is more indicative of what we can achieve. For the quarter, the group of hospitals that we have operated more than one year achieved targeted EBITDA margin before corporate overhead of between 17 and 19 percent.”

Financial Overview of First Quarter

Net revenues for the first quarter 2007 were $184.0 million compared to $121.7 million from the year-ago quarter, an increase of $62.3 million or 51.2 percent. Acquisitions accounted for $55.5 million of the year-over-year increase in revenue.

Consolidated net earnings were $2.0 million in the first quarter 2007 compared to a net loss of $0.6 million in the first quarter 2006. Earnings (loss) per share on a fully diluted basis for the first quarter 2007 were $0.12 compared to $(0.03) for the same period last year.

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 3

Consolidated net earnings for the first quarter of 2007 include $2.3 million pre-tax interest expense related to the Company’s acquisitions and joint ventures. Consolidated net losses for the first quarter of 2006 include an after-tax charge of $2.8 million, or $0.17 per diluted share, related to the Company’s abandonment of its equity investment in InteliStaf.

The Contract Therapy (CT) division’s net revenues for the first quarter of 2007 increased 79.0 percent to $102.8 million, compared to $57.4 million in the year ago quarter. The division’s operating loss for the quarter was $2.2 million compared to an operating loss in the prior year quarter of $1.3 million. As of March 31, 2007, the division operated 1,146 locations compared to 764 locations at March 31, 2006. The acquisition of Symphony’s RehabWorks’ operations, which added $40.5 million of revenue to the division for the quarter, was the primary reason for the year-over-year first quarter increase in revenues and number of locations. Same store revenues in the first quarter of 2007 for the legacy CT business grew at a rate of 7.8 percent in part because revenues were negatively impacted by the Part B therapy caps in the first quarter of 2006.

Despite the substantial revenue growth, operating earnings for the division declined year-over-year. This decline is attributable to effects of our integration activities and elevated bad debt expense due to increased collection risks with larger chain accounts.

The Hospital Rehabilitation Services (HRS) division’s first quarter net revenues decreased 6.9 percent to $43.3 million, compared to $46.5 million in the year ago quarter. As of March 31, 2007, HRS operated 164 programs compared to 177 at March 31, 2006. During the same time period, acute rehab units (ARUs) decreased from 118 to 112. The division had five ARU signings in the first quarter, all of which will open this year.

Inpatient operating revenues declined 4.6 percent year-over-year as a result of a 5.0 percent decline in average units operated. Same store 75% Rule qualifying admissions increased by 2.4 percent compared to the first quarter of 2006. Outpatient operating revenues declined 12.8 percent, primarily attributable to a 13.6 percent year-over-year decline in average units operated.

Operating earnings for the division declined by $0.3 million to $5.2 million. Operating earnings were negatively impacted by fewer units in operation and higher labor costs per unit of service.

The Freestanding Hospital division’s net revenues for the first quarter of 2007 increased 71.7 percent to $26.0 million, compared to $15.2 million in the year ago quarter. Operating earnings for the quarter were $1.9 million compared to an operating loss in the prior year quarter of $0.3 million, which was negatively impacted by start-up costs of $0.5 million. The division experienced a 9.0 percent increase in year-over-year same store revenue. Rehab hospitals within the division, which the Company managed to an

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 4

average compliance level of 59 percent, are expected to be fully compliant at the end of their respective compliance periods. Year-over-year same store compliant discharges increased 18.8 percent.

Balance Sheet

At March 31, 2007, the Company had approximately $9.3 million in cash and cash equivalents, $107.0 million in outstanding debt under its revolving credit facility and $6.5 million in subordinated long-term debt related to acquisitions. During the first quarter of 2007, the Company paid down approximately $7.1 million in long-term debt. Due to improved collections, days sales outstanding decreased sequentially from 77.9 days at December 31, 2006 to 72.9 days at March 31, 2007. For the three months ended March 31, 2007, the Company generated cash from operations of $8.8 million and expended approximately $1.3 million for capital expenditures, principally for information systems.

Legislative and Regulatory Update

75% Rule and Inpatient Rehabilitation Facility Reimbursement

•	Both the Senate and House introduced legislation that would permanently freeze the 75% Rule at 60%. Support by members within both houses of Congress continues to grow.

•

On May 2, CMS issued proposed payment changes for inpatient rehabilitation facilities for FY 08. They include a 3.3 percent market basket increase and a willingness to reconsider the comorbidity exception to the 75% Rule which is set to expire after July 1, 2008.

Diagnostic Related Group Classification

•

On April 13, 2007, CMS released proposed rules to update the hospital inpatient prospective payment system and the Company is studying the rule to assess any impact on its three long-term acute care hospitals (LTACHs).

LTACH 25% Rule

•

On May 1, 2007, CMS released a final rule that revises the reimbursement policy for LTACHs. CMS has revised the allowable amounts reimbursable to LTACHs for reporting year 2008. The release also provides for extending the 25% rule to all LTACHs, including those LTACHs that have previously operated under a statutory exemption. The rule limits the number of PPS-exempt patients admitted from any hospital to 25%. The rule will be implemented over a three year period beginning with the cost reporting year that starts on July 1, 2007. The

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 5

effect of this rule on the Company’s 2007 operations is not expected to be significant. For 2008, the Company estimates a one percentage point reduction in EBITDA before corporate overhead in the Freestanding Hospital division. However, the Company has identified mitigation strategies which it believes will offset this negative impact.

•

In June 2006, the Company acquired an LTACH in New Orleans, Louisiana that has been statutorily exempt from the 25% rule. At the time of the acquisition, the Company allocated $5.4 million of the purchase price to an intangible asset to reflect the value of the statutory exemption. Based on the Company’s interpretation of the final rule, this asset has been impaired and the Company expects to write down the value of the asset between $4.5 and $5.0 million in the second quarter of 2007. The remaining value of the asset will be amortized over the next eleven quarters ending December 31, 2009.

Skilled Nursing Facility Reimbursement

•	On May 1, CMS issued proposed payment changes for skilled nursing facilities which included a 3.3 percent market basket adjustment.

2007 Outlook

The Company will not be providing annual revenue and earnings per share guidance for the rest of 2007, but believes:

•	The Contract Therapy division will return to its historical 5-6 percent operating margins in 2008;
•	The Hospital Rehabilitation Services division is expected to experience modest same store growth in discharges in 2007; and
•	The mature facilities in the Freestanding Hospital division are anticipated to perform at a 17-19 percent EBITDA margin before corporate overhead.

Conclusion

Dr. Short concluded, “We are making headway with the initiatives we outlined earlier in the year to improve our operating results, as evidenced by the recovery in our Contract Therapy operations in the latter part of the quarter. Our focus for 2007 continues to center on improving margins in all business segments, completing our integration of Symphony Health Services, further developing our freestanding operations and reducing our debt. As we celebrate our 25th year of operation, we’re taking the necessary steps to improve our performance throughout the remainder of the year.”

About RehabCare Group

Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 6

management services in partnership with over 1,300 hospitals and skilled nursing facilities in 43 states, the District of Columbia and Puerto Rico. The company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s first quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time today. An online replay will be available until May 24, 2007. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on May 24, 2007. The dial-in number for the replay is (630) 652-3041 and the access code is 17645369.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions and relationships at or above the levels projected; our ability to comply with the terms of our borrowing agreements; changes in governmental reimbursement rates and other regulations or policies affecting reimbursement for the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our service offerings and the development of alternative product offerings; the future financial results of any unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 7

patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; changes in federal and state income tax laws and regulations, the effectiveness of our tax planning strategies and the sustainability of our tax positions; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 8

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Operating revenues	$184,010	$121,718
Costs & expenses
Operating	152,222	97,240
Selling, general & administrative:
Divisions	11,665	9,156
Corporate	10,277	8,549
Depreciation & amortization	4,312	2,904
Total costs & expenses	178,476	117,849

Operating earnings, net	5,534	3,869

Other income (expense), net	2	(39)

Interest expense, net	(2,290)	(68)
Earnings before income taxes, equity in net loss of affiliates and minority interests	3,246	3,762

Income taxes	(1,298)	(1,486)
Equity in net income (loss) of affiliates	37	(2,841)
Minority interests	12	—

Net earnings (loss)	$1,997	$(565)

Diluted earnings (loss) per share	$0.12	$(0.03)
Weighted average diluted shares outstanding	17,332	16,837

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)
	Unaudited
	March 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$9,265	$9,430
Accounts receivable, net	149,807	153,688
Deferred tax assets	20,518	6,065
Other current assets	8,684	8,932
Total current assets	188,274	178,115

Property and equipment, net	29,958	31,833
Excess of cost over net assets acquired, net	167,547	167,440
Intangible assets	35,906	36,950
Investment in unconsolidated affiliate	4,451	3,295
Other assets	8,969	10,663
	$435,105	$428,296
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$4,000	$5,559
Payables & accruals	83,608	86,574
Total current liabilities	87,608	92,133

Long-term debt, less current portion	109,500	115,000
Other non-current liabilities	10,112	10,298
Minority interest	74	86
Stockholders’ equity	227,811	210,779
	$435,105	$428,296

-MORE-

REHABCARE REPORTS FIRST QUARTER 2007 RESULTS	Page 9

III. Operating Statistics
(Unaudited; dollars in thousands)
	Three Months Ended
	March 31,
	2007	2006
Contract Therapy
Operating revenues	$102,835	$57,438
Operating expenses	90,000	49,349
Division SG&A	6,141	4,202
Corporate SG&A (a)	6,793	4,094
Depreciation and amortization	2,126	1,127
Operating earnings (loss)	$(2,225)	$(1,334)
Operating earnings margin	-2.2%	-2.3%

Average revenue per location	$87,003	$76,638
Average number of locations	1,182	749
End of period number of locations	1,146	764

Hospital Rehabilitation Services (HRS)
Operating revenues
Acute	$29,474	$31,105
Subacute	2,575	2,502
Total Inpatient	$32,049	$33,607
Outpatient	11,205	12,844
Total HRS	$43,254	$46,451
Operating expenses	31,207	32,716
Division SG&A	3,689	3,715
Corporate SG&A (a)	1,998	3,300
Depreciation and amortization	1,181	1,195
Operating earnings	$5,179	$5,525
Operating earnings margin	12.0%	11.9%

Average number of programs
Acute	114	120
Subacute	17	18
Total Inpatient	131	138
Outpatient	36	42
Total HRS	167	180

End of period number of programs
Acute	112	118
Subacute	17	17
Total Inpatient	129	135
Outpatient	35	42
Total HRS	164	177

Acute patient days	136,504	142,880
Subacute patient days	32,799	38,398
Total patient days	169,303	181,278

Acute discharges	11,093	11,671
Subacute discharges	842	843
Total discharges	11,935	12,514

Outpatient visits	265,667	299,003

Freestanding Hospitals
Operating revenues	$26,019	$15,153
Operating expenses	21,711	13,191
Division SG&A	454	662
Corporate SG&A (a)	1,085	1,050
Depreciation and amortization	881	572
Operating earnings (loss)	$1,888	$(322)
Operating earnings margin	7.3%	-2.1%

End of period number of facilities	8	5
Patient days	23,069	13,179
Discharges	1,375	725

(a)   The Company incurred stock-based compensation expense of $446 and $549 in the quarters ended March 31, 2007 and 2006, respectively. These costs have been allocated to the divisions as part of corporate SG&A.

-END-